Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.4 Million, or $1.48 Per Diluted Share, in Third Quarter 2023

ANCHORAGE, Alaska - October 26, 2023 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $8.4 million, or $1.48 per diluted share, in the third quarter of 2023, compared to $5.6 million, or $0.98 per diluted share, in the second quarter of 2023, and $10.1 million, or $1.76 per diluted share, in the third quarter a year ago. The increase in third quarter 2023 profitability as compared to the prior quarter was primarily the result of higher net interest income, a gain on an OREO sale, an increase in mortgage banking income, unrealized gains on marketable equity securities and a lower provision for credit losses compared to the preceding quarter. The decrease in profitability in the third quarter of 2023 compared to the same period a year ago was primarily due to a higher provision for credit losses due to loan growth, a decrease in mortgage banking income, higher cost of funds, and in increase in salaries and other personnel expense that was only partially offset by a gain on an OREO sale.

Dividends per share in the third quarter remained consistent with the first and second quarters of 2023 at $0.60 per share and increased 20% from $0.50 per share in the third quarter of 2022.

“We are pleased with our third quarter results which highlight Northrim's ability to deliver profitable growth in a variety of economic environments,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “We are particularly proud of our 8% increase in market share which is due to the hard work of the entire Northrim team and their commitment to deliver superior customer service to our customers. While challenges remain, we believe the strategies we've pursued over the past few years will continue to drive profits and expansion in our market.”

Third Quarter 2023 Highlights:

•Net interest income in the third quarter of 2023 increased 5% to $26.4 million compared to $25.1 million in the second quarter of 2023 and increased slightly compared to $26.3 million in the third quarter of 2022.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.21% for the third quarter of 2023, unchanged from the second quarter of 2023 and a 6-basis point decrease compared to the third quarter of 2022 due primarily to a decrease in recoveries of interest income on nonaccrual loans, which was only partially offset by a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets.
•The weighted average interest rate for new portfolio loans originated in the third quarter of 2023 was 7.39% compared to 6.93% in the second quarter of 2023 and 5.83% in the third quarter a year ago.
•Return on average assets (“ROAA”) was 1.22% and return on average equity (“ROAE”) was 14.67% for the third quarter of 2023.
•Portfolio loans were $1.70 billion at September 30, 2023, up 4% from the preceding quarter and up 22% from a year ago, primarily due to new customer relationships, expanding market share and retaining certain mortgages in the loan portfolio. Approximately 74% of portfolio loans are variable and 18% of earning assets are subject to rate increases immediately when prime or other rate indices increase.

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•Opened a permanent branch in Nome, Alaska, a market with over $330 million in deposits as of June 30, 2023 according to the FDIC, with only one other bank.
•Total deposits were $2.43 billion at September 30, 2023, up 5% from the preceding quarter, and down slightly from $2.44 billion a year ago. Non-interest bearing demand deposits increased 7% from the preceding quarter and decreased 11% year-over-year to $764.6 million at September 30, 2023 and still represent 31% of total deposits.
•The average cost of interest-bearing deposits was 1.75% at September 30, 2023, up from 1.56% at June 30, 2023 and 0.28% at September 30, 2022.
•Total liquid assets and investments and loans maturing within one year were $517.8 million and our funds available for borrowing under our existing lines of credit were $0.7 billion at September 30, 2023.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total assets	$2,790,189	$2,638,207	$2,580,037	$2,674,318	$2,717,514
Total portfolio loans	$1,720,091	$1,659,239	$1,535,187	$1,501,785	$1,407,266
Total portfolio loans (excluding PPP loans)	$1,716,934	$1,655,660	$1,531,007	$1,494,675	$1,395,932
Total deposits	$2,427,930	$2,302,311	$2,296,273	$2,387,211	$2,439,335
Total shareholders’ equity	$225,259	$221,336	$224,425	$218,629	$210,699
Net income	$8,374	$5,577	$4,830	$8,595	$10,125
Diluted earnings per share	$1.48	$0.98	$0.84	$1.48	$1.76
Return on average assets	1.22%	0.85%	0.76%	1.26%	1.52%
Return on average shareholders’ equity	14.67%	9.85%	8.73%	15.71%	18.18%
NIM	4.15%	4.14%	4.22%	4.31%	4.22%
NIMTE*	4.21%	4.21%	4.30%	4.36%	4.27%
Efficiency ratio	66.64%	74.03%	78.51%	65.23%	63.69%
Total shareholders’ equity/total assets	8.07%	8.39%	8.70%	8.18%	7.75%
Tangible common equity/tangible assets*	7.54%	7.83%	8.13%	7.62%	7.21%
Book value per share	$40.60	$39.45	$39.56	$38.35	$37.09
Tangible book value per share*	$37.72	$36.60	$36.74	$35.55	$34.27
Dividends per share	$0.60	$0.60	$0.60	$0.50	$0.50
Common stock outstanding	5,548,436	5,610,841	5,672,841	5,700,728	5,681,089

* References to NIMTE, tangible book value per share, tangible common equity to tangible assets, and tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

The Alaska Department of Labor ("DOL") has reported that Alaska’s seasonally adjusted unemployment rate in August of 2023 was 3.9% compared to the U.S. rate of 3.8%. The total number of payroll jobs in Alaska, not including uniformed military, increased 1.4% or 4,800 jobs between August of 2022 and August of 2023.

According to the DOL, Leisure and Hospitality had the largest growth in new jobs through August compared to the prior year. The sector added 2,000 positions for a year over year growth rate of 4.8% in August of 2023. The Oil & Gas sector grew the quickest as a percentage of growth at 5.7% or 400 new jobs. Construction added 600 jobs for a 3.2% growth rate and Health Care grew 2.3% or 900 jobs between August of 2022 and August of 2023. Manufacturing decreased 2.2% or 400 jobs due to a decline in seafood processing. The Information and Financial Activities sectors both declined by 100 jobs year over year in August of 2023.

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Alaska’s Gross State Product (“GSP”) in the first quarter of 2023, was estimated to be $63.8 billion in current dollars, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP grew 1.6% at an annualized rate in the first quarter of 2023, compared to the average U.S. rate of 2%. Alaska’s real GSP improvement in the first quarter of 2023 was aided by gains in the Construction and Health Care sectors.

The BEA also calculated Alaska’s seasonally adjusted personal income at $52.1 billion in the first quarter of 2023. This was an annualized improvement of 7.2% for Alaska and larger than the national average of 5.1%. Alaskans had annualized wage earnings growth of 6.6%, compared to a U.S. average of 4.6% in the first quarter of 2023.

The monthly average price of Alaska North Slope (“ANS”) crude oil has been in a range between $75.64 and $95.05 in the first nine months of 2023. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 480 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2023. The DOR has forecast production to increase to 504 thousand bpd in Alaska’s fiscal year 2024. That number is projected to grow by the DOR to 556 thousand bpd in 2028. This is primarily a result of new production coming on line in the NPR-A region west of Prudhoe Bay.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 7.6% in 2022 to $456,544. This was the fifth consecutive year of price increases, following growth of 6.9% in 2021 and 5.8% in 2020. In the first nine months of 2023, the average sales price in Anchorage continued to increase 5.4% to $481,360.

Average sales prices for single family homes in the Matanuska Susitna Borough rose 9.9% in 2022 to $382,439, continuing a trend of average price increases for more than a decade. In the first nine months of 2023, the average sales price in the Matanuska Susitna Borough has increased 5.3% to $402,799. These two markets represent where the vast majority of Northrim Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported there were 1,616 housing units sold in Anchorage in the first nine months of 2023, compared to 2,274 through September of 2022 for a decline of 28.9%. Anchorage home sales also declined by 21.2% in 2022 compared to 2021. For the first nine months of 2023 there were 1,258 homes sales in the Matanuska Susitna Borough, compared to 1,670 through September of 2022 for a decrease of 24.7%. Matanuska Susitna Borough home sales also declined 11.9% in 2022 compared to the prior year.

“We believe that a lack of inventory due to a reduction in the supply of new homes being constructed and a lower churn of existing homes being listed on the market are the primary reasons for the decline in sales,” explained Mark Edwards, EVP Chief Credit Officer and Bank Economist. “The limited supply of homes did not keep up with demand through the summer and therefore price increases continued. I expect demand to moderate as interest rates continue to increase and buying typically slows seasonally in the winter months” he concluded.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2023, Northrim generated a ROAA of 1.22% and a ROAE of 14.67%, compared to 0.85% and 9.85%, respectively, in the second quarter of 2023 and 1.52% and 18.18%, respectively, in the third quarter a year ago.

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Net Interest Income/Net Interest Margin

Net interest income increased 5% to $26.4 million in the third quarter of 2023 compared to $25.1 million in the second quarter of 2023 and increased slightly compared to $26.3 million in the third quarter of 2022. Interest expense on deposits increased to $7.1 million in the third quarter compared to $6.1 million in the second quarter of 2023 and $1.1 million in the third quarter of 2022.

NIMTE* was 4.21% in the third quarter of 2023 unchanged from 4.21% in the preceding quarter and down from 4.27% in the third quarter a year ago. NIMTE* decreased 6 basis points in the third quarter of 2023 compared to the third quarter of 2022 primarily due to a decrease in recoveries of interest income on nonaccrual loans which was only partially offset by a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets. The weighted average interest rate for new loans booked in the third quarter of 2023 was 7.39% compared to 6.93% in the second quarter of 2023 and 5.83% in the third quarter a year ago. No long-term investments were purchased during the quarter, however, the yield on the portfolio increased to 2.43% for the quarter as a result of repricing of the variable rate investments which represent 10% of the investment portfolio. “We expect our net interest margin to continue to remain relatively stable as estimated increases in earning-asset yields will likely be offset by increases in deposit rates,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20231.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.2 million in the third quarter of 2023, which includes a $440,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $750,000 primarily as a result of growth in both unfunded commitments and loans. This compares to a provision for credit losses of $1.4 million in the second quarter of 2023, and the reversal of $353,000 in provision for credit losses in the third quarter a year ago. The decrease in the provision for credit losses on loans in the third quarter of 2023 compared to the second quarter is primarily due to lower loan growth during the quarter. The Company recorded a reversal of provision for credit losses in the third quarter of 2022 primarily due to the receipt of $1.3 million in net recoveries.

Nonperforming loans, net of government guarantees, decreased during the quarter to $5.1 million at September 30, 2023, compared to $5.3 million at June 30, 2023, and $6.5 million at September 30, 2022.

The allowance for credit losses was 326% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2023, compared to 292% three months earlier and 185% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $8.0 million, or 23% of total third quarter 2023 revenues, as compared to $7.0 million, or 22% of revenues in the second quarter of 2023, and $8.7 million, or 25% of revenues in the third quarter of 2022. The increase in other operating income in the third quarter of 2023 as compared to the preceding quarter is primarily the result of an increase in mortgage banking income due to a higher volume of mortgage activity as well as a small unrealized gain on marketable securities compared to a loss in the preceding quarter. The fair market value of marketable equity securities increased $12,000 in the third quarter of 2023 compared to a decrease of $234,000 in the prior quarter and an increase of $33,000 in the third quarter of 2022. The decrease in other operating income in the third quarter of 2023 as compared to the third quarter a year ago was due primarily to a lower volume of

1As of June 30, 2023, the S&P U.S. Small Cap Bank Index tracked 243 banks with total common market capitalization between $250 million to $1B for the following ratio: NIMTE* of 3.30%.

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mortgage activity. See further discussion regarding mortgage activity during the third quarter contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $22.9 million in the third quarter of 2023, compared to $23.8 million in the second quarter of 2023, and $22.3 million in the third quarter of 2022. The increase in other operating expenses in the third quarter of 2023 compared to the third quarter of 2022 is primarily due to increased salaries and other personnel expense which was only partially offset by a decrease in OREO expense due to a gain on sale recorded in the third quarter of 2023 for subsequent proceeds received related to a government guarantee on an OREO property sold in December 2022.

Income Tax Provision

In the third quarter of 2023, Northrim recorded $1.9 million in state and federal income tax expense for an effective tax rate of 18.4%, compared to $1.4 million, or 19.6% in the second quarter of 2023 and $2.9 million, or 22.4% in the third quarter a year ago. The decrease in the tax rate in the third quarter of 2023 as compared to the third quarter of 2022 is primarily the result of an increase in tax credits and tax exempt interest income as a percentage of pre-tax income in 2023 as compared to 2022.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.04% of Alaska's total deposits as of June 30, 2023 compared to 13.95% of Alaska's total deposits as of June 30, 2022. This represents 7.8% growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were down 8.5% during the same period. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, and a permanent branch in Nome in the third quarter of 2023. See below for further discussion regarding the Company's deposit movement for the quarter.

Net interest income in the Community Banking segment totaled $24.1 million in the third quarter of 2023, compared to $22.7 million in the second quarter of 2023 and $25.7 million in the third quarter of 2022. Net interest income increased in the third quarter of 2023 as compared to the second quarter of 2023 mostly due to higher interest income on loans due to increases in both volume and rate. These increases were only partially offset by higher interest expense on deposits and borrowings and lower interest income on short term investments.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net interest income	$24,050	$22,700	$24,752	$26,741	$25,668
Provision (benefit) for credit losses	1,190	1,407	360	1,886	(353)
Other operating income	3,597	3,067	2,900	3,819	2,938
Other operating expense	16,946	17,805	17,417	16,678	15,977
Income before provision for income taxes	9,511	6,555	9,875	11,996	12,982
Provision for income taxes	1,709	1,192	2,315	1,884	2,911
Net income	$7,802	$5,363	$7,560	$10,112	$10,071
Weighted average shares outstanding, diluted	5,624,906	5,677,292	5,757,458	5,769,415	5,740,494
Diluted earnings per share	$1.39	$0.94	$1.31	$1.74	$1.75

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2023	September 30, 2022
Net interest income	$71,502	$66,180
Provision (benefit) for credit losses	2,957	(40)
Other operating income	9,564	8,686
Other operating expense	52,168	47,223
Income before provision for income taxes	25,941	27,683
Provision for income taxes	5,216	6,157
Net income Community Banking segment	$20,725	$21,526
Weighted average shares outstanding, diluted	5,688,687	5,848,625
Diluted earnings per share	$3.64	$3.68

Home Mortgage Lending

During the third quarter of 2023, mortgage loans funded for sale increased to $131.9 million, of which 95% was for home purchases, compared to $113.8 million and 97% of loans funded for home purchases in the second quarter of 2023, and decreased as compared to $168.8 million, of which 93% was for home purchases in the third quarter of 2022.

The Company has developed mortgage products including adjustable rate mortgages, a second home product, and extended locks which are intended to appeal to customers given the current interest rate environment. During the third quarter of 2023, our home mortgage lending subsidiary, Residential Mortgage originated $21.6 million in home mortgages, of which roughly half were adjustable rate mortgages and half were mortgages for second homes, that Northrim Bank purchased and booked as consumer loans at a weighted average interest rate of 6.60%, down from $55.6 million and 5.70% in the second quarter of 2023, $42.0 million and 5.11% in the first quarter of 2023, and $34.6 million and 5.52% in the fourth quarter of 2022. Total mortgage production for the third quarter of 2023 was down 9% compared to the second quarter of 2023 and down 9% compared to the third quarter a year ago. Given the seasonality of the mortgage operations, the Company usually sees an increase in production in the second quarter. Additionally, management anticipates that the volume of mortgages that Northrim Bank will purchase from Residential Mortgage will continue to decrease, as they look to sell a larger percentage of production on the secondary market going forward. Mr. Ballard noted that “purchases of mortgages by Northrim Bank was a long-term, strategic decision to deploy excess liquidity, reduce asset sensitivity, and provide products to loan originators to market for increased production in this rising interest rate environment.” Mr. Ballard added, “our target for these mortgages is approximately 10% of our loan portfolio.”

The expansion efforts of mortgage production in the Arizona, Colorado, and Pacific Northwest markets in late 2022 contributed to 8% of Residential Mortgage's $153 million total production in the third quarter of 2023, 15% of $169 million in total production in the second quarter of 2023, and 19% of $93 million in total production in the first quarter of 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $310,000 during the third quarter of 2023 compared to a decrease of $574,000 for the second quarter of 2023 and an increase of $145,000 for the third quarter of 2022. Mortgage servicing revenue increased to $2.4 million in the third quarter of 2023 from $1.4 million in the prior quarter and from $2.1 million in the third quarter of 2022 due to higher production of Alaska Housing Finance Corporation (AHFC) mortgages which contribute to servicing revenues at origination. In the third quarter of 2023, the Company's servicing portfolio increased $78 million in new mortgage loans, net of amortization and payoffs as compared to $30 million in the second quarter of 2023 and $60 million in the third quarter of 2022.

As of September 30, 2023, Northrim serviced 3,696 loans in its $982.1 million home-mortgage-servicing portfolio, a 7% increase compared to the $921.6 million serviced as of the end of the second quarter of 2023, and a 14%

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increase from the $859.3 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 3.2% at September 30, 2023, compared to 1.1% at September 30, 2022.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Mortgage commitments	$50,128	$71,123	$41,050	$29,065	$74,731

Mortgage loans funded for sale	$131,863	$113,824	$50,725	$82,149	$168,786
Mortgage loans funded for investment	21,585	55,595	41,964	34,622	—
Total mortgage loans funded	$153,448	$169,419	$92,689	$116,771	$168,786
Mortgage loan refinances to total fundings	5%	3%	5%	11%	7%
Mortgage loans serviced for others	$982,098	$921,616	$911,065	$898,840	$859,288

Net realized gains on mortgage loans sold	$2,491	$2,570	$1,305	$1,567	$3,736
Change in fair value of mortgage loan commitments, net	(289)	358	125	(446)	(395)
Total production revenue	2,202	2,928	1,430	1,121	3,341
Mortgage servicing revenue	2,396	1,424	1,368	2,120	2,121
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	—	(3)	(212)	93	555
Other[2]	(310)	(571)	(583)	(411)	(410)
Total mortgage servicing revenue, net	2,086	850	573	1,802	2,266
Other mortgage banking revenue	117	135	5	33	127
Total mortgage banking income	$4,405	$3,913	$2,008	$2,956	$5,734

Net interest income	$2,300	$2,442	$280	$546	$643
Mortgage banking income	4,405	3,913	2,008	2,956	5,734
Other operating expense	5,951	5,977	6,092	5,548	6,309
(Loss) income before provision for income taxes	754	378	(3,804)	(2,046)	68
(Benefit) provision for income taxes	182	164	(1,074)	(529)	14
Net (loss) income	$572	$214	($2,730)	($1,517)	$54

Weighted average shares outstanding, diluted	5,624,906	5,677,292	5,757,458	5,769,415	5,740,494
Diluted earnings per share	$0.09	$0.04	($0.47)	($0.26)	$0.01
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2023	September 30, 2022
Mortgage loans funded for sale	$296,412	$503,384
Mortgage loans funded for investment	119,144	—
Total mortgage loans funded	$415,556	$503,384
Mortgage loan refinances to total fundings	5%	13%

Net realized gains on mortgage loans sold	$6,366	$12,306
Change in fair value of mortgage loan commitments, net	194	(589)
Total production revenue	6,560	11,717
Mortgage servicing revenue	5,188	5,824
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(215)	1,522
Other[2]	(1,464)	(916)
Total mortgage servicing revenue, net	3,509	6,430
Other mortgage banking revenue	257	469
Total mortgage banking income	$10,326	$18,616

Net interest income	$5,022	$1,647
Mortgage banking income	10,326	18,616
Other operating expense	18,020	19,402
Income before provision for income taxes	(2,672)	861
Provision for income taxes	(728)	241
Net (loss) income Home Mortgage Lending segment	($1,944)	$620

Weighted average shares outstanding, diluted	5,688,687	5,848,625
Diluted (loss) earnings per share	($0.34)	$0.11
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.79 billion at September 30, 2023, up 6% from the preceding quarter and 3% from a year ago. Northrim’s loan-to-deposit ratio was 71% at September 30, 2023, down slightly from 72% at June 30, 2023, and up from 58% at September 30, 2022.

At September 30, 2023, our liquid assets and investments and loans maturing within one year were $517.8 million and our funds available for borrowing under our existing lines of credit were $0.7 billion. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.52 billion in the third quarter of 2023, up 3% from $2.43 billion in the second quarter of 2023 and up 2% from $2.47 billion in the third quarter a year ago. The average yield on interest-earning assets was 5.48% in the third quarter of 2023, up from 5.31% in the preceding quarter and 4.47% in the third quarter a year ago.

Average investment securities decreased to $715.8 million in the third quarter of 2023, compared to $727.8 million in the second quarter of 2023 and increased compared to $678.6 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.43% for the third quarter of 2023, up from 2.40% in the preceding quarter and up from 1.98% in the year ago quarter. The average estimated duration of the investment

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portfolio at September 30, 2023, was approximately 2.8 years compared to approximately 3.5 years at September 30, 2022. As of September 30, 2023, $87.7 million of available for sale securities are scheduled to mature in the next six months, $47.4 million are scheduled to mature in six months to one year, and $173.9 million are scheduled to mature in the following year, representing a total of $309.0 million or 12% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $944,000 in the third quarter of 2023 resulting in total unrealized loss, net of tax, of $26.5 million compared to $27.5 million at June 30, 2023, and $32.4 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.9 years. Total unrealized losses on held to maturity securities were $4.5 million at September 30, 2023, compared to $4.2 million at June 30, 2023, and $5.1 million a year ago.

Average interest bearing deposits in other banks decreased to $42.3 million in the third quarter from $66.1 million in the second quarter of 2023 and $324.3 million in the third quarter of 2022 as cash was used to fund the growing loan portfolio.

Portfolio loans were $1.72 billion at September 30, 2023, up 4% from the preceding quarter and up 22% from a year ago. Portfolio loans, excluding consumer mortgage loans, increased by 3% or $42.9 million to $1.56 billion from the preceding quarter and were up 13% from a year ago. Average portfolio loans in the third quarter of 2023 were $1.70 billion, which was up 6% from the preceding quarter and up 20% from a year ago. Yields on average portfolio loans in the third quarter of 2023 increased to 6.61% from 6.48% in the second quarter of 2023 and increased from 6.05% in the third quarter of 2022. The increase in the yield on portfolio loans in the third quarter of 2023 compared to the second quarter of 2023 and the third quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. The yield on average portfolio loans, excluding consumer mortgage loans, was 7.98% in the third quarter of 2023 as compared to 7.70% in the second quarter of 2023 and 5.94% in the third quarter of 2022. 33% of loans mature or reprice in the next three months, 12% of loans mature or reprice in three to twelve months, and 17% of loans mature or reprice in one to two years.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.43 billion at September 30, 2023, up 5% from $2.30 billion at June 30, 2023, and down slightly from $2.44 billion a year ago. At September 30, 2023, 71% of total deposits were held in business accounts and 29% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $73,000 as of September 30, 2023. Northrim had 16 customers with balances over $10 million as of September 30, 2023, which accounted for $370.6 million, or 15%, of total deposits. Of these $370.6 million of deposits, approximately 32% are insured using ICS or CDARS and an additional 28% are long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits increased by 7% from the prior quarter and decreased 11% year-over-year to $764.6 million at September 30, 2023. Demand deposits remained consistent at 31% of total deposits at September 30, 2023 and June 30, 2023 and decreased from 35% of total deposits at September 30, 2022. Average interest-bearing deposits were up 3% to $1.62 billion with an average cost of 1.75% in the third quarter of 2023, compared to $1.57 billion and an average cost of 1.56% in the second quarter of 2023, and up 7% compared to $1.52 billion and an average cost of 0.28% in the third quarter of 2022. Uninsured deposits totaled $999.5 million or 41% of total deposits as of September 30, 2023 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. As interest rates continued to increase in the first nine months of 2023, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $225.3 million, or $40.60 book value per share, at September 30, 2023, compared to $221.3 million, or $39.45 book value per share, at June 30, 2023 and $210.7 million, or $37.09 book value per share, a year ago. Tangible book value per share* was $37.72 at September 30, 2023, compared to $36.60 at June 30, 2023, and $34.27 per share a year ago. The increase in shareholders’ equity in the third quarter of 2023 as compared to the second quarter of 2023 was largely the result of earnings of $8.4 million and an increase in the fair value of the available for sale securities portfolio, which increased $944,000, net of tax, which were only partially offset by dividends paid of $3.4 million and repurchases of common stock of $2.7 million. The Company purchased

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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63,000 shares of common stock in the third quarter of 2023 at an average cost of $43.03 per share and has 132,113 shares remaining under the current share repurchase program as of September 30, 2023. Tangible common equity to tangible assets* was 7.54% as of September 30, 2023. Tangible common equity to tangible common assets, excluding the impact of the fair value of the available for sale securities portfolio*, was 8.42% as of September 30, 2023, compared to 8.79% as of June 30, 2023 and 8.31% as of September 30, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.67% at September 30, 2023, compared to 12.13% at June 30, 2023, and 12.98% at September 30, 2022.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.2 million at September 30, 2023, down from $5.6 million at June 30, 2023 and down from $10.8 million a year ago. Of the NPAs at September 30, 2023, $3.8 million, or 73% are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $7.3 million at September 30, 2023, as compared to $6.9 million at June 30, 2023, and $7.6 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $96,000 in the third quarter of 2023, compared to net loan charge-offs of $22,000 in the second quarter of 2023, and net loan recoveries of $1.3 million in the third quarter of 2022.

The Company adopted Accounting Standards Update 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02") on January 1, 2023. The amendments in ASU 2022-02 eliminate the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan modifications by creditors when a borrower is experiencing financial difficulty. Northrim had eight loan modifications to borrowers experiencing financial difficulty totaling $5.5 million, net of government guarantees in the third quarter of 2023.

Northrim had $124.3 million, or 7% of portfolio loans, in the Healthcare sector, $103.0 million, or 6% of portfolio loans, in the Tourism sector, $79.6 million, or 5% of portfolio loans, in the Accommodations sector, $78.3 million, or 5% of portfolio loans, in the Fishing sector, $71.8 million, or 4% of portfolio loans, in the Retail sector, $62.5 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, and $48.4 million, or 3% in the Restaurants and Breweries sector as of September 30, 2023.

Northrim estimates that $100.3 million, or approximately 6% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2023, and $2.2 million of these loans are adversely classified. As of September 30, 2023, Northrim has an additional $34.9 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 19 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, Kodiak, and Nome, and a loan production office in Homer, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease, outbreaks, such as the COVID-19 pandemic, or similar health threats and measures implemented to combat them; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest Income:
Interest and fees on loans	$29,097	$26,313	$22,130	$79,104	$60,205
Interest on portfolio investments	4,727	4,679	3,530	14,018	7,497
Interest on deposits in banks	584	828	1,899	2,901	2,907
Total interest income	34,408	31,820	27,559	96,023	70,609
Interest Expense:
Interest expense on deposits	7,138	6,114	1,064	17,835	2,238
Interest expense on borrowings	920	564	184	1,664	544
Total interest expense	8,058	6,678	1,248	19,499	2,782
Net interest income	26,350	25,142	26,311	76,524	67,827

Provision (benefit) for credit losses	1,190	1,407	(353)	2,957	(40)
Net interest income after provision for credit losses	25,160	23,735	26,664	73,567	67,867

Other Operating Income:
Mortgage banking income	4,405	3,913	5,734	10,326	18,616
Purchased receivable income	1,180	1,018	561	3,175	1,529
Bankcard fees	1,022	986	992	2,916	2,723
Service charges on deposit accounts	550	505	432	1,512	1,208
Unrealized loss on marketable equity securities	12	(234)	33	(445)	(1,199)
Keyman insurance proceeds	—	—	—	—	2,002
Other income	833	792	920	2,406	2,423
Total other operating income	8,002	6,980	8,672	19,890	27,302

Other Operating Expense:
Salaries and other personnel expense	15,657	15,183	14,510	46,324	44,017
Data processing expense	2,589	2,377	2,315	7,321	6,618
Occupancy expense	1,857	1,811	1,710	5,611	5,184
Professional and outside services	803	801	894	2,326	2,324
Insurance expense	640	647	545	1,844	1,627
Marketing expense	499	933	524	1,996	1,763
Intangible asset amortization expense	4	3	7	11	19
OREO expense, net rental income and gains on sale	(784)	(8)	109	(766)	116
Other operating expense	1,631	2,035	1,672	5,521	4,957
Total other operating expense	22,896	23,782	22,286	70,188	66,625

Income before provision for income taxes	10,266	6,933	13,050	23,269	28,544
Provision for income taxes	1,892	1,356	2,925	4,488	6,398
Net income	$8,374	$5,577	$10,125	$18,781	$22,146

Basic EPS	$1.50	$0.99	$1.77	$3.34	$3.82
Diluted EPS	$1.48	$0.98	$1.76	$3.30	$3.79
Weighted average shares outstanding, basic	5,569,238	5,632,174	5,681,089	5,630,948	5,790,000
Weighted average shares outstanding, diluted	5,624,906	5,677,292	5,740,494	5,688,687	5,848,625

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2023	2023	2022

Assets:
Cash and due from banks	$31,276	$34,809	$20,334
Interest bearing deposits in other banks	79,952	1,943	386,587
Investment securities available for sale, at fair value	652,150	671,139	651,921
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	10,615	10,604	11,149
Investment in Federal Home Loan Bank stock	6,334	5,858	3,820
Loans held for sale	63,151	60,759	49,356

Portfolio loans	1,720,091	1,659,239	1,407,266
Allowance for credit losses, loans	(16,491)	(15,645)	(11,982)
Net portfolio loans	1,703,600	1,643,594	1,395,284
Purchased receivables, net	34,578	21,866	4,785
Mortgage servicing rights, at fair value	19,396	18,248	17,709
Other real estate owned, net	150	273	5,638
Premises and equipment, net	40,920	39,573	36,931
Lease right of use asset	9,673	10,088	10,434
Goodwill and intangible assets	15,973	15,977	15,990
Other assets	85,671	66,726	70,826
Total assets	$2,790,189	$2,638,207	$2,717,514

Liabilities:
Demand deposits	$764,647	$711,390	$861,378
Interest-bearing demand	875,814	795,128	757,422
Savings deposits	265,799	275,602	344,975
Money market deposits	230,814	232,698	309,690
Time deposits	290,856	287,493	165,870
Total deposits	2,427,930	2,302,311	2,439,335
Other borrowings	63,781	64,887	14,199
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	9,673	10,087	10,430
Other liabilities	53,236	29,276	32,541
Total liabilities	2,564,930	2,416,871	2,506,815

Shareholders’ Equity:
Total shareholders’ equity	225,259	221,336	210,699
Total liabilities and shareholders’ equity	$2,790,189	$2,638,207	$2,717,514

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$674,435	39%	$666,949	40%	$608,499	39%	$600,292	41%	$584,533	41%
SBA Paycheck Protection Program loans	3,287	—%	3,723	—%	4,375	—%	7,331	—%	11,724	1%
CRE owner occupied loans	259,010	15%	274,716	16%	254,911	17%	255,470	17%	231,404	16%
CRE nonowner occupied loans	460,878	27%	432,679	27%	432,679	28%	438,680	29%	418,845	30%
Construction loans	135,706	8%	115,522	7%	119,641	8%	125,739	8%	118,452	8%
Consumer loans	195,061	11%	173,584	10%	123,707	8%	82,883	5%	50,281	4%
Subtotal	1,728,377		1,667,173		1,543,812		1,510,395		1,415,239
Unearned loan fees, net	(8,286)		(7,934)		(8,625)		(8,610)		(7,973)
Total portfolio loans	$1,720,091		$1,659,239		$1,535,187		$1,501,785		$1,407,266

Composition of Deposits
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$764,647	31%	$711,390	31%	$767,772	34%	$797,434	34%	$861,378	35%
Interest-bearing demand	875,814	36%	795,128	35%	717,910	31%	767,686	32%	757,422	31%
Savings deposits	265,799	11%	275,602	12%	292,857	13%	320,917	13%	344,975	14%
Money market deposits	230,814	10%	232,698	10%	262,478	11%	308,317	13%	309,690	13%
Time deposits	290,856	12%	287,493	12%	255,256	11%	192,857	8%	165,870	7%
Total deposits	$2,427,930		$2,302,311		$2,296,273		$2,387,211		$2,439,335

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2023	2023	2022
Nonaccrual loans	$6,492	$7,723	$7,092
Loans 90 days past due and accruing	28	—	—
Total nonperforming loans	6,520	7,723	7,092
Nonperforming loans guaranteed by government	(1,455)	(2,374)	(619)
Net nonperforming loans	5,065	5,349	6,473
Other real estate owned	150	273	5,638
Other real estate owned guaranteed by government	—	—	(1,279)
Net nonperforming assets	$5,215	$5,622	$10,832
Nonperforming loans, net of government guarantees / portfolio loans	0.29%	0.32%	0.46%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.31%	0.34%	0.50%
Nonperforming assets, net of government guarantees / total assets	0.19%	0.21%	0.40%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.19%	0.22%	0.42%

Adversely classified loans, net of government guarantees	$7,250	$6,927	$7,550
Special mention loans, net of government guarantees	$5,457	$5,882	$5,879
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	—%	0.01%	0.29%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	—%	0.01%	0.31%

Allowance for credit losses / portfolio loans	0.96%	0.94%	0.85%
Allowance for credit losses / portfolio loans, net of government guarantees	1.02%	1.01%	0.93%
Allowance for credit losses / nonperforming loans, net of government
guarantees	326%	292%	185%

Gross loan charge-offs for the quarter	$91	$49	$48
Gross loan recoveries for the quarter	($187)	($27)	($1,396)
Net loan (recoveries) charge-offs for the quarter	($96)	$22	($1,348)
Net loan charge-offs (recoveries) year-to-date	($134)	($38)	($1,040)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.01)%	—%	(0.10)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.01)%	—%	(0.10)%

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at June 30, 2023	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at September 30, 2023
Commercial loans	$5,781	$291	($1,189)	($91)	$—	$—	$—	$4,792
Commercial real estate	1,646	—	(164)	—	—	—	—	1,482
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	187	—	(50)	—	—	—	—	137
Non-performing loans guaranteed by government	(2,374)	—	919	—	—	—	—	(1,455)
Total non-performing loans	5,349	291	(484)	(91)	—	—	—	5,065
Other real estate owned	273	—	—	(123)	—	—	—	150
Total non-performing assets,
net of government guarantees	$5,622	$291	($484)	($214)	$—	$—	$—	$5,215

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Charge-offs:
Offices of physicians	$91	$—	$—	$—	$—
Residential intellectual & developmental disability facility	—	49	—	—	—
Architectural services	—	—	—	—	20
Restaurants	—	—	—	—	25
Consumer	—	—	14	—	3
Total charge-offs	$91	$49	$14	$—	$48

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$42,273	5.39%	$66,058	4.96%	$324,280	2.29%
Portfolio investments	715,767	2.43%	727,833	2.40%	678,609	1.98%
Loans held for sale	62,350	6.34%	37,594	5.96%	53,769	4.88%
Portfolio loans	1,695,736	6.61%	1,603,126	6.48%	1,414,982	6.05%
Total interest-earning assets	2,516,126	5.48%	2,434,611	5.31%	2,471,640	4.47%
Nonearning assets	205,770		185,342		174,182
Total assets	$2,721,896		$2,619,953		$2,645,822

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,619,478	1.75%	$1,568,173	1.56%	$1,517,033	0.28%
Borrowings	76,681	4.73%	54,602	4.11%	24,573	2.92%
Total interest-bearing liabilities	1,696,159	1.88%	1,622,775	1.65%	1,541,606	0.32%

Noninterest-bearing demand deposits	747,147		735,615		846,764
Other liabilities	52,078		34,514		36,446
Shareholders’ equity	226,512		227,049		221,006
Total liabilities and shareholders’ equity	$2,721,896		$2,619,953		$2,645,822
Net spread		3.60%		3.66%		4.15%
NIM		4.15%		4.14%		4.22%
NIMTE*		4.21%		4.21%		4.27%
Cost of funds		1.31%		1.13%		0.21%
Average portfolio loans to average
interest-earning assets	67.39%		65.85%		57.25%
Average portfolio loans to average total deposits	71.65%		69.59%		59.86%
Average non-interest deposits to average
total deposits	31.57%		31.93%		35.82%
Average interest-earning assets to average
interest-bearing liabilities	148.34%		150.03%		160.33%

The components of the change in NIMTE* are detailed in the table below:

	3Q23 vs. 2Q23	3Q23 vs. 3Q22
Nonaccrual interest adjustments	—%	(0.16)%
Impact of SBA Paycheck Protection Program loans	—%	(0.08)%
Interest rates on loans and liabilities and loan fees, all other loans	(0.11)%	0.02%
Volume and mix of other interest-earning assets and liabilities	0.11%	0.16%
Change in NIMTE*	—%	(0.06)%

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2023		September 30, 2022
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$79,362	4.82%	$414,159	0.93%
Portfolio investments	723,693	2.41%	587,084	1.64%
Loans held for sale	40,433	6.06%	55,363	4.05%
Portfolio loans	1,608,293	6.46%	1,397,789	5.62%
Total interest-earning assets	2,451,781	5.30%	2,454,395	3.88%
Nonearning assets	192,430		167,835
Total assets	$2,644,211		$2,622,230

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,577,308	1.51%	$1,518,997	0.20%
Borrowings	52,075	4.23%	24,674	2.91%
Total interest-bearing liabilities	1,629,383	1.60%	1,543,671	0.24%

Noninterest-bearing demand deposits	746,251		816,741
Other liabilities	42,596		34,451
Shareholders' equity	225,981		227,367
Total liabilities and shareholders' equity	$2,644,211		$2,622,230
Net spread		3.70%		3.64%
NIM		4.17%		3.69%
NIMTE*		4.24%		3.73%
Cost of funds		1.10%		0.16%
Average portfolio loans to average interest-earning assets	65.60%		56.95%
Average portfolio loans to average total deposits	69.22%		59.84%
Average non-interest deposits to average total deposits	32.12%		34.97%
Average interest-earning assets to average interest-bearing liabilities	150.47%		159.00%

The components of the change in NIMTE* are detailed in the table below:

YTD23 vs.YTD22
Nonaccrual interest adjustments	(0.09)%
Impact of SBA Paycheck Protection Program loans	(0.13)%
Interest rates and loan fees	0.65%
Volume and mix of interest-earning assets and liabilities	0.08%
Change in NIMTE*	0.51%

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
20 of 23

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2023	June 30, 2023	September 30, 2022
Book value per share	$40.60	$39.45	$37.09
Tangible book value per share*	$37.72	$36.60	$34.27
Total shareholders’ equity/total assets	8.07%	8.39%	7.75%
Tangible Common Equity/Tangible Assets*	7.54%	7.83%	7.21%
Tier 1 Capital / Risk Adjusted Assets	11.67%	12.13%	12.98%
Total Capital / Risk Adjusted Assets	12.58%	13.02%	13.75%
Tier 1 Capital / Average Assets	9.02%	9.28%	8.97%
Shares outstanding	5,548,436	5,610,841	5,681,089
Total unrealized loss on AFS debt securities, net of income taxes	($26,526)	($27,470)	($32,448)
Total unrealized gain (loss) on derivatives and hedging activities, net of income taxes	$1,485	$1,028	$1,060

Profitability Ratios
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
For the quarter:
NIM	4.15%	4.14%	4.22%	4.31%	4.22%
NIMTE*	4.21%	4.21%	4.30%	4.36%	4.27%
Efficiency ratio	66.64%	74.03%	78.51%	65.23%	63.69%
Return on average assets	1.22%	0.85%	0.76%	1.26%	1.52%
Return on average equity	14.67%	9.85%	8.73%	15.71%	18.18%

	September 30, 2023	September 30, 2022
Year-to-date:
NIM	4.17%	3.69%
NIMTE*	4.24%	3.73%
Efficiency ratio	72.79%	70.02%
Return on average assets	0.95%	1.13%
Return on average equity	11.11%	13.02%

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
21 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2023 and 2022. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net interest income	$26,350	$25,142	$25,032	$27,287	$26,311
Divided by average interest-bearing assets	2,516,126	2,434,611	2,403,570	2,513,862	2,471,640
Net interest margin (“NIM”)[2]	4.15%	4.14%	4.22%	4.31%	4.22%

Net interest income	$26,350	$25,142	$25,032	$27,287	$26,311
Plus: reduction in tax expense related to
tax-exempt interest income	373	400	429	325	284
	$26,723	$25,542	$25,461	$27,612	$26,595
Divided by average interest-bearing assets	2,516,126	2,434,611	2,403,570	2,513,862	2,471,640
NIMTE[2]	4.21%	4.21%	4.30%	4.36%	4.27%

	Year-to-date
	September 30, 2023	September 30, 2022
Net interest income	$76,524	$67,827
Divided by average interest-bearing assets	2,451,781	2,454,395
Net interest margin ("NIM")[3]	4.17%	3.69%

Net interest income	$76,524	$67,827
Plus: reduction in tax expense related to
tax-exempt interest income	1,202	614
	$77,726	$68,441
Divided by average interest-bearing assets	2,451,781	2,454,395
NIMTE[3]	4.24%	3.73%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2023 and 2022, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2023 and 2022.

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
22 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total shareholders’ equity	$225,259	$221,336	$224,425	$218,629	$210,699
Divided by shares outstanding	5,548	5,611	5,673	5,701	5,681
Book value per share	$40.60	$39.45	$39.56	$38.35	$37.09

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total shareholders’ equity	$225,259	$221,336	$224,425	$218,629	$210,699
Less: goodwill and intangible assets	15,973	15,977	15,980	15,984	15,990
	$209,286	$205,359	$208,445	$202,645	$194,709
Divided by shares outstanding	5,548	5,611	5,673	5,701	5,681
Tangible book value per share	$37.72	$36.60	$36.74	$35.55	$34.27

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total shareholders’ equity	$225,259	$221,336	$224,425	$218,629	$210,699
Total assets	2,790,189	2,638,207	2,580,037	2,674,318	2,717,514
Total shareholders’ equity to total assets	8.07%	8.39%	8.70%	8.18%	7.75%

Northrim BanCorp, Inc.	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total shareholders’ equity	$225,259	$221,336	$224,425	$218,629	$210,699
Less: goodwill and other intangible assets, net	15,973	15,977	15,980	15,984	15,990
Tangible common shareholders’ equity	$209,286	$205,359	$208,445	$202,645	$194,709

Total assets	$2,790,189	$2,638,207	$2,580,037	$2,674,318	$2,717,514
Less: goodwill and other intangible assets, net	15,973	15,977	15,980	15,984	15,990
Tangible assets	$2,774,216	$2,622,230	$2,564,057	$2,658,334	$2,701,524
Tangible common equity ratio	7.54%	7.83%	8.13%	7.62%	7.21%

Northrim BanCorp Earns $8.4 Million, or $1.48 per Diluted Share in 3Q23
October 26, 2023
23 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets, excluding the fair value of the available for sale securities portfolio

Tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, and shareholders' equity to total assets.

Northrim BanCorp, Inc.	September 30, 2023	June 30, 2023	September 30, 2022

Total shareholders' equity	$225,259	$221,336	$210,699
Total assets	2,790,189	2,638,207	2,717,514
Total shareholders' equity to total assets	8.07%	8.39%	7.75%

Northrim BanCorp, Inc.	September 30, 2023	June 30, 2023	September 30, 2022

Total shareholders' equity	$225,259	$221,336	$210,699
Less: goodwill and other intangible assets, net	15,973	15,977	15,990
Less: unrealized gain (loss) on available for sale securities, net income taxes	(26,526)	(27,470)	(32,448)
Tangible common shareholders' equity, excluding the fair value of the available for sale securities portfolio	$235,812	$232,829	$227,157

Total assets	$2,790,189	$2,638,207	$2,717,514
Less: goodwill and other intangible assets, net	15,973	15,977	15,990
Less: unrealized gain (loss) on available for sale securities, net income taxes	(26,526)	(27,470)	(32,448)
Tangible assets, excluding the fair value of the available for sale securities portfolio	$2,800,742	$2,649,700	$2,733,972
Tangible common equity ratio, excluding the fair value of the available for sale securities portfolio	8.42%	8.79%	8.31%

Note Transmitted on GlobeNewswire on October 26, 2023, at 12:15 pm Alaska Standard Time.